Exhibit 10.5

OEM DISTRIBUTION AGREEMENT

This OEM Distribution Agreement (“Agreement”) is made and entered into as of this 7th day of June, 2002, by and between Info-Hold, Inc., an Ohio corporation (“Info-Hold”) and NEC Infrontia, Inc., a Connecticut corporation (“NECII”).

NECII desires to purchase from Info-Hold and Info-Hold desires to sell to NECII the certain music-on-hold products (PRODUCTS) described in schedule A attached to and incorporated herein.

In consideration of the mutual promises contained herein, Info-Hold and NECII agree as follows:

1.	Definitions:

As used in this Agreement:

a)	“PRODUCTS” shall mean those products, including Info-Hold on hold messaging system, Info-Hold Documentation, components and spare parts thereof, as listed on Schedule A attached hereto and as it may be amended by mutual agreement from time to time.

b)	“Info-Hold Documentation” shall mean all written technical documentation, user manuals and collateral furnished by Info-Hold during the term of this Agreement that relates to the PRODUCTS in connection with sales of PRODUCTS through NECII’s direct and indirect channels and affiliates.

c)	“Distribution” shall mean the sale and/or license of PRODUCTS through NECII’s affiliates and normal direct or indirect channels of sale of products to resellers and end-users.

d)	“Services” shall mean Info-Hold audio production services consisting of courtesy and customized audio messages, music and content as provided with Info-Hold system products. The Customized Services shall recommend message content, voice talent, music and shall provide script writing, voice talent, licensed music and studio production services. Info-Hold shall be responsible for all music licenses for the music provided under these Services and shall indemnify NECII, its affiliates, Distribution and end-users against all claims arising out of provision of these Services.

2.	Term:

This Agreement shall commence on the date above and shall continue in force for a term of three (3) years unless terminated earlier under the provisions of this Agreement. At the end of the fixed term, this Agreement shall extend automatically for additional one (1) year periods without notice unless ninety (90) days prior to the end of the term or extension, one party notifies the other that the Agreement will not be extended. All purchases of PRODUCTS by NECII from Info-Hold during the term of this Agreement shall be subject to the terms and conditions of this Agreement.

3.	Grant of Rights to NECII:

Products: Info-Hold grants to NECII the right to obtain PRODUCTS from Info-Hold hereunder and to market and distribute them through NECII’s affiliates, its resellers and direct and indirect channels.

a)	Info-Hold Documentation and Developed Documentation: Info-Hold hereby grants to NECII the non-transferable right (i) to modify and create derivative works from those portions of the Info-Hold Documentation that are not labeled “Info-Hold Confidential” and are designated as usable for such purpose, and (ii) to reproduce and distribute such Info-Hold Documentation and any derivative works solely in connection with the Distribution of PRODUCTS as authorized herein; and the non- exclusive, non-transferable right to obtain, market and Distribute Developed Documentation in connection with sales of PRODUCTS through NECII’s Distribution.

4.	Purchase of Products:

NECII will submit in writing firm purchase orders for all PRODUCTS. The purchase orders will be issued based upon orders received by NECII for the PRODUCTS. The PRODUCTS will be shipped directly to the shipping address on the purchase order. Any provision of a purchase order inconsistent with this Agreement shall be null and void. Info-Hold may accept verbal purchase orders, but such orders must be confirmed by a formal purchase order.

5.	Terms and Condition of Sale:

a)	Prices: NECII agrees to pay prices for PRODUCTS as set forth in Schedule B hereto for the term of the Agreement. All prices are net of taxes and are F.O.B. at any Info-Hold manufacturing facility. NECII and Info-Hold will negotiate in good faith to reduce the price if required to be competitive in the market. Info-Hold certifies that the terms and conditions in this Agreement are no less favorable than the terms and conditions of similar customers with similar volumes and commitments. Info-Hold agrees that if other terms and conditions are subsequently granted to other similar customers that such terms and conditions will be offered to NECII.

b)	Invoicing and Payment Terms: Info-Hold shall submit an invoice in United States dollars to NECII upon shipment of PRODUCTS ordered by NECII. The invoice shall include NECII’s purchase price for the PRODUCTS in a given shipment plus any freight, taxes or other applicable costs initially paid by Info-Hold but to be borne by NECII. Within Forty five (45) days after the date of receipt of a correct invoice, NECII shall tender payment to Info-Hold.

c)	Shipping/Title & Risk: All PRODUCTS delivered pursuant to the terms of this Agreement shall be suitably packed for shipment as set forth in Schedule C. Unless otherwise instructed in writing by NECII, Info-Hold shall select the carrier. All freight, insurance, and other shipping expenses, as well as any special packing expenses, shall be paid by NECII.

d)	Acceptance: NECII will inspect all PRODUCTS promptly upon receipt and may reject any PRODUCT that fails in any material way to meet the criteria as identified in Schedule D. Any PRODUCTS not rejected within forty-five (45) days after receipt by NECII (“Rejection Period”) will be deemed accepted. To reject a PRODUCT, NECII will notify Info-Hold of its rejection within the rejection period and request a Return Material Authorization (“RMA”) number. Info-Hold will provide the RMA number to NECII within 48 hours after receipt of the request. Within twenty one (21) days after receipt of the RMA number, NECII will return to Info-Hold the rejected PRODUCT, freight prepaid and billed, in its original shipping carton with the RMA number displayed on the outside of the carton. No later than seven (7) working days after receipt by Info-Hold, Info-Hold will either repair or replace the PRODUCTS and pay shipping charges back to NECII.

6.	Product Discontinuance:

Info-Hold will provide NECII with at least ninety (90) days prior written notice of the discontinuance of any PRODUCT. NECII may, within forty-five (45) days following written receipt of notice of discontinuance, provide Info-Hold a purchase order for end of life purchase, which Info-Hold will supply within two (2) months of receipt of purchase orders unless mutually otherwise agreed upon.

7.	Product Warranty:

a)	Limited Warranty: Info-Hold warrants that the PRODUCTS shall be in conformance and perform-in conformance with Info-Hold’s then current specifications for such PRODUCTS for thirty-six (36) months from end user installation but not more than thirty nine (39) months following date of shipment from Info-Hold to NECII. Info-Hold shall affix to all PRODUCTS a shipping date in the form of XXYY, where XX denotes the shipping week and YY denotes the shipping year.

b)	Warranty Exclusions: The above limited warranty does not apply to any PRODUCT which (i) has been materially altered, except by Info-Hold or under Info-Hold’s direction, or (ii) has not been installed, operated, repaired or maintained in accordance with any installation, handling, maintenance or operating instruction supplied by Info-Hold, or (iii) has been subject to unusual physical or electrical stress, negligence or accident.

c)	No Other Warranty: EXCEPT FOR THE EXPRESS WARRANTY SET FORTH ABOVE, INFOHOLD GRANTS NO OTHER WARRANTIES OR CONDITIONS, EXPRESS OR IMPLIED, BY STATUTE OR OTHERWISE REGARDING THE PRODUCTS, THEIR FITNESS FOR ANY PARTICULAR PURPOSE, THEIR QUALITY, THEIR MERCHANTABILITY OR OTHERWISE.

d)	Limitation of Liability: Info-Hold’s sole liability, and NECII’s exclusive remedy, under the foregoing warranty shall be, to repair or replace the relevant PRODUCTS or refund if these remedies are not workable. Such obligation shall be subject to Info-Hold being granted the reasonable opportunity to inspect the allegedly defective PRODUCT at the location of its use or storage and, upon request in accordance with instruction, upon return of the Product to Info-Hold at Info-Hold’s expense. Any such replacement of PRODUCTS may be by substitution of any similar product upon mutual agreement.

NOTWITHSTANDING THE FOREGOING, IN NO EVENT SHALL INFOHOLD BE LIABLE TO NECII OR ANY THIRD PARTY FOR LOST PROFITS, OR FOR ANY SPECIAL, CONSEQUENTIAL INCIDENTAL OR INDIRECT DAMAGES FOR BREACH OF WARRANTY.

e)	Out of Warranty Repair: Following the expiration of the warranty period set forth in Section 7a above, Info-Hold agrees to provide out of warranty repair for PRODUCTS sold to NECII for a period of Five (5) years after date of discontinuance of the PRODUCT. Such out of warranty repair shall be provided as specified in Schedule E (Info-Hold to fill this information).

f)	Standard Limited Warranty to Distributors, Resellers and End-Users: NECII shall pass on to each of its distributors, resellers, end-users or other customers, NECII’s standard limited warranty with each PRODUCT. NECII shall have no authority to modify Info-Hold’s standard limited warranty, or to pass on any warranty on behalf of Info-Hold with respect to NECII’s sales of the PRODUCTS to distributors, resellers, end users or other customers.

8.	Product Returns, Repair and Refurbishment:

a)	Product Return Procedures: NECII shall use the following procedure to return PRODUCT to Info-Hold for warranty repair or out of warranty repair. NECII shall call Info-Hold at a toll free number to be assigned, to obtain a Return Material Authorization (RMA) number and furnish the following information with PRODUCT returned to Info-Hold for repair: (a) NECII’s name and complete address; (b) name(s) and telephone number(s) of NECII’s employee(s) to contact in case of questions about the PRODUCT to be repaired; (c) ship-to address for return of the repaired PRODUCT; (d) a complete list of the returned PRODUCT; (e) the nature of the defect or failure; and (f) whether or not the returned PRODUCT is in warranty. Info-Hold shall provide a written notice to NECII specifying (i) the name(s) and telephone number(s) of the individual(s) to be contacted concerning any questions that may arise concerning repair, and (ii) if required, any special packing of PRODUCT which might be necessary to provide adequate in-transit protection from transportation damage.

The above procedure will also apply for advance replacement of the product. In this case NECII’s Technical Support Group (hereafter ‘NTAC) may authorize the Advance Replacement of a defective PRODUCT through NECII’s Customer Service Department. The PRODUCT should be shipped within, forty-eight (48) hours from the-time advance replacement is requested.

All returned PRODUCTS should have the RMA number furnished by Info-Hold attached to the shipping package in a prominent location. PRODUCT repaired by Info-Hold shall be marked or otherwise identified as repaired in a visible location on the shipping container and the repaired PRODUCT shall be returned to NECII.

PRODUCTS to be repaired or returned under this clause will be returned to Info-Hold at the designated location suitably packed, freight prepaid. Info-Hold shall, at its sole discretion, repair or replace said products and returns them to NECII’s location designated in RMA within twenty-one (21) days, freight prepaid.

Info-Hold will offer for sale to NECII, during the term of this Agreement and for a period of five (5) years after the PRODUCT has been manufacture discontinued, functionally equivalent replacement and repair components. In the event that Info-Hold is unable to supply functionally equivalent replacement and repair components reasonably needed by NECII or Info-Hold is unable to obtain another source of supply for NECII, Info-Hold will, with neither obligation nor charge to NECII, provide NECII with drawings or other documents required to either manufacture or buy such parts and the technical information or any other rights necessary for NECII to manufacture or obtain such parts from other sources, together with a non-exclusive license to manufacturer or purchase such parts for the sole purpose of supporting NECII’s customer base for PRODUCTS.

b)	PRODUCT Repair Procedures: PRODUCTS, or subassembly components of PRODUCTS, returned to Info-Hold as defective will be tested, and if deemed defective, repaired, or replaced with equivalent PRODUCTS or subassembly components. The option to either repair or replace defective products or their subassemblies shall be at the sole discretion of Info-Hold. Repairing a PRODUCT shall be understood to mean correcting any manufacturing defect, or replacing any failed component within the PRODUCT. Replacing a PRODUCT shall be understood to mean substituting an equivalent to new working PRODUCT for the defective one. Defective PRODUCTS or their subassemblies returned to Info-Hold within the PRODUCT’S warranty period will be repaired or replaced at no charge to NECII. Defective PRODUCTS or their subassemblies, returned to Info-Hold after the warranty period has expired, will be repaired or replaced per the refurbishment/repair charges listed in Schedule E. At the completion of the repair process all PRODUCTS will go through a refurbishment process as identified below.

As part of this repair or replacement process, Info-Hold agrees to warrant the repaired or replaced PRODUCT for a period of either one-hundred-eighty (180) days or the remainder of any existing warranty period on the PRODUCT or subassembly, whichever is longer. Info-Hold shall provide NECII with a No Trouble Found (NTF) procedure and training for evaluation of PRODUCTS before return of such PRODUCTS to Info-Hold.

If PRODUCTS returned to Info-Hold for repair are determined to be irreparable, Info-Hold shall promptly notify NECII. Info-Hold will, at NECII’s option, sell to NECII a replacement PRODUCT at the price provided in Schedule A, of this Agreement. Whether or not NECII exercises such option, the irreparable PRODUCT shall be returned to NECII, at NECII’s expense.

c)	PRODUCT Refurbishment Procedures: All PRODUCTS returned by NECII will undergo a refurbishment process or at the sole discretion of Info-Hold the PRODUCTS may be replaced with new or refurbished PRODUCTS of the same functionality. The refurbishment process conducted by Info-Hold is meant to re-establish the PRODUCT to a “like new” condition so that it can be re-sold. Refurbishment shall be understood to mean that the PRODUCT shall be upgraded to the latest compatible software version, completely tested, relabeled and its appearance made into a “like new” condition. In addition, the PRODUCT will be repackaged into a new shipping container, which includes all associated ancillary items required to make the PRODUCTS suitable for resale. These items include new customer manuals, a new or “like new” power supply, and other miscellaneous items such as cables, mounting hardware, etc. The shipping containers will clearly identify the item as “refurbished.” As part of this, refurbishment process, Info-Hold agrees to warrant the refurbished PRODUCT for a period of either one-hundred-eighty (180) days or the remainder of any existing warranty period on the PRODUCT or subassembly, whichever is longer. Info-Hold’s charges for refurbishment are as specified in Schedule E.

9.	Support Services:

a)	Support Services: Info-Hold agrees to provide the following support services (“Support Services”) to NECII. Info-Hold shall provide the Support Services at no additional charge to NECII for PRODUCTS during the term of this Agreement. DEVELOPER will furnish NECII promptly and at no additional charge with periodic PRODUCT bulletins, software upgrades, bug fixes, and new hardware releases.

b)	Telephone Contact: Info-Hold will provide a toll free telephone number for supporting NECII’s dealers. Info-Hold and NECII will each appoint a designated staff member to serve as technical contact for the purposes of this Agreement. Communication between the parties’ technical support contacts shall be in the English language. NECII will provide the name of the contact persons from NTAC and Product Engineering group. NECII will be responsible for first line support.

c)	Reduce Support Calls: The parties agree to jointly work toward reducing unnecessary support calls to Info-Hold by the following:

i)	NECII shall implement reasonable technical training of appropriate internal personnel for PRODUCTS; and,

ii)	Info-Hold will make reasonable efforts to improve diagnostics and to make these diagnostic tools available to NECII and its dealers.

d)	Product Training: Info-Hold agrees to provide at no charge, on a one-time basis, two (2) days of PRODUCT training at a location to be selected by NECII. Additional training may be requested by NECII at no charge. However, NECII will pay for traveling, and lodging expenses, as well as $150 per day, for one person. This technical training shall be structured towards training Customer Support personnel employed by NECII.

10.	Termination:

a)	Termination for Cause: If either party materially defaults in the performance of any provision of this Agreement, then the non-defaulting party may give written notice to the defaulting party that if the default is not cured within sixty (60) days the Agreement will be terminated. If the nondefaulting party gives such notice and the default is not cured during the thirty (30) day period, then the non-defaulting party may terminate the Agreement at the end of that period.

b)	Termination for Insolvency: This Agreement may be terminated, with thirty (30) day notice, (i) upon the institution by or against either party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of its debts, (ii) upon either party’s assignment for the benefit of creditors, or (iii) upon either party’s dissolution or ceasing to do business.

c)	Termination for Change of Control: This Agreement may be terminated by NECII if more than fifty percent (50%) of the assets of Info-Hold’s business have been transferred through bulk transfer of assets, sale of its business, transfer of control of its outstanding stock, merger or otherwise to a direct competitor of NECII that provides telecommunications products and services, and in NECII’s good-faith opinion such change in control represents a conflict of interest. Info-Hold shall give NECII thirty (30) days written notice prior to such transfer. If NECII does not give notice within thirty (30) days of having received such written notice from Info-Hold of such change in control, NECII’s right-to-terminate under this Section 10c will be deemed waived.

d)	Termination With or Without Cause: This Agreement may be terminated by NECII on thirty (30) days written notice to Info-Hold, with or without cause, for any reason or no reason as may be determined at the sole discretion of NECII.

Except as specified above, termination of this Agreement shall be without prejudice to any other remedies either party may have. Termination shall not affect the parties’ rights and obligations with respect to PRODUCTS shipped prior to such termination. NECII’s obligation to pay all charges, which have occurred, shall survive any termination of this Agreement.

e)	Survival of Certain Terms: The provisions of Sections 5d, 7, 8, 9, 11, 12, 13, 14, 15, 16, 19, 20 and 21 shall survive the termination of this Agreement for any reason. All other rights and obligations of the parties shall cease upon termination of this Agreement.

11.	Limitations on Liability:

IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR LOSS OF GOOD WILL, PROSPECTIVE PROFITS OR ANTICIPATED ORDERS, LOSS OF PROFITS, COST OF PROCUREMENT OF SUBSTITUTE GOODS, OTHER ECONOMIC LOSSES ON ACCOUNT OF EXPENDITURES, INVESTMENTS LEASES OR COMMITMENTS MADE BY THE OTHER PARTY, OR ANY OTHER SPECIAL, RELIANCE, INCIDENTAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND UNDER ANY THEORY OF LIABILITY WHETHER BASED IN CONTRACT, TORT (EXCLUDING PERSONAL INJURY OR PROPERTY DAMAGE CAUSED BY USE OF PRODUCTS) OR OTHERWISE. THE FORGOING LIMITATIONS SHALL APPLY REGARDLESS OF WHETHER SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY STATED HEREIN.

12.	Proprietary Rights and Confidentiality:

a)	Proprietary Rights: NECII claims no rights to Info-Hold’s rights, title, and interest in the product lines that include the PRODUCTS and in all of Info-Hold’s patents, trademarks, trade names, inventions, copyrights, know-how and trade secrets relating to the design, manufacture, operation or service of the PRODUCTS. The use by NECII of any of these proprietary rights is authorized only for the purposes herein set forth, and upon termination of this Agreement for any reason such authorization shall cease, except as otherwise agreed by the parties.

b)	Sale Conveys No Right to Manufacture or Copy: The PRODUCTS are offered for sale and are sold by Info-Hold subject in every case to the condition that such sale does not convey any license, expressly or by implication, to manufacture, duplicate or otherwise copy or reproduce any of the PRODUCTS.

c)	Confidentiality: NECII and Info-Hold mutually acknowledge that by reason of their relationship hereunder they will have access to certain information and materials concerning each other’s business, plans, customers, technology and products that are confidential and of substantial value, and which value would be impaired if such information were disclosed to third parties. Accordingly, the parties have executed the Confidentiality Agreement attached hereto as Schedule F and herein incorporated by reference.

13.	Trademarks and Trade Name:

a)	Use: Info-Hold and NECII each have and may adopt from time to time certain trademarks and trade names (“Trademarks”). Nothing contained in this Agreement shall grant to either party any right, title or interest in the other party’s Trademarks. At no time during the term of this Agreement shall either party challenge or assist others to challenge the other party’s Trademarks or the registration thereof or attempt to register any Trademarks, marks or trade names confusingly similar to those of the other party.

14.	Patent, Copyright and Trademark Indemnity:

a)	Indemnification: Info-Hold will indemnify, hold harmless and defend NECII, its distributors and end-users at its own expense against any claim that any PRODUCT, Service or Software as provided by Info-Hold hereunder infringes any patent, copyright, trademark or trade secret in the U.S. Canada, or South America, provided that NECII promptly notifies Info-Hold of any such claim after receiving service of process, provided all reasonable assistance to Info-Hold and allows Info-Hold to control any resulting litigation and/or settlement negotiations. If a claim of infringement described in this paragraph does occur, or in Info-Hold’s opinion is likely to occur, NECII will permit Info-Hold, at its option and expense:

i)	To modify the PRODUCTS so that it no longer infringes while performing substantially the same function;

ii)	To obtain for NECII the right to continue using the PRODUCTS; or,

iii)	If i) or ii) are not reasonably procurable, require NECII to return the PRODUCTS in exchange for a refund of its purchase price.

b)	Limitation: Info-Hold assumes no liability for (i) infringements in connection with any assembly, circuit, combination, method or process in which any of the PRODUCTS are used when such infringement would not arise from the PRODUCT standing alone; (ii) trademark infringements involving any marking or branding not applied by Info-Hold or involving the modification or servicing of the Products, or any part thereof, unless such modification or servicing was done by Info-Hold; (iii) modifications made to PRODUCT by an entity other than Info-Hold, except where pursuant to Info-Hold’s instructions.

c)	Entire Liability: The foregoing provisions of this Section 14 state the entire liability and obligations of Info-Hold and the exclusive remedy of NECII and its affiliates and customers with respect to any alleged infringement of patents, copyrights, trademarks, trade secrets or other intellectual property rights by the PRODUCTS, Service or Software or any part thereof.

17.	Foreign Law Warranties and Obligations:

a)	Foreign Corrupt Practices Act: In conformity with the United States Foreign Corrupt Practices Act and with NECII’s established corporate policies regarding foreign business practices, NECII and its employees and agents shall not directly or indirectly make an offer, payment, promise to pay, or authorize payment, or offer a gift, promise to give or authorize the giving of anything of value for the purpose of influencing an act or decision (including a decision not to act) of an official of (i) any country in which NECII sells or intends to sell the PRODUCTS or (ii) the United States Government, or inducing such a person to use his influence to affect any such governmental act or decision in order to assist NECII in obtaining, retaining or directing any such business.

b)	Export Regulations: NECII understands that Info-Hold is subject to regulation by agencies of the U.S. government, including the U.S. Department of Commerce, which prohibit export or diversion of certain technical products to certain countries. Info-Hold’s obligations under this Agreement are subject to such regulations. NECII warrants that it will comply in all respects with the export and re-export restrictions applicable to the PRODUCTS and Info-Hold Documentation covered by this Agreement.

c)	Language: This Agreement is in English language only, which language shall be controlling in all respects. No translation, if any, of this Agreement into any other language shall be of any force or effect in the interpretation of this Agreement or in determination of the interests of either party hereto. Furthermore, the parties agree that all correspondence, notices, orders, claims, suits and other communication between the parties hereto shall be written or conducted in English.

18.	Additional Obligations of NECII:

a)	NECII Certification: NECII certifies that each of the PRODUCTS covered under this Agreement will be purchased for Distribution with switch systems or to its installed base and will be Distributed to be used in connection with systems sold by NECII through its direct or indirect channels and affiliates.

b)	Ordering System. NEC shall provide to its dealers the ability to order the Info-Hold product through its’ normal ordering channel currently known as “Masterquote System”.

c)	Dear Associate Letter. NEC shall issue a “Dear Associate” letter to all vendors of NEC products announcing the availability of the Info Hold product.

d)	Order Fulfillment. In that both parties agree that product stock will be kept in Info Holds warehouse to be ordered on an “as needed” basis, NEC agrees to notify Info Hold when a purchase has been made through Masterquote to facilitate delivery of the Info Hold product.

19.	Additional Obligations of Info-Hold:

a)	Product Updates: Info-Hold will advise promptly to NECII of any products modification and changes.

b)	Integrated Systems: Info-Hold will supply NECII, at no charge, with two (2) Info-Hold PRODUCTS for use in testing, servicing and support. Said systems shall remain with NECII to provide the above services and for a period of time matching Info-Hold’s obligation to provide such services.

c)	Compliance with Laws

1)	Info-Hold shall conduct its business in full compliance with all state and federal laws, ordinances, rules and regulations applicable to the sale, installation, replacement and/or maintenance of Systems provided under this Agreement, including, but not limited to, compliance with all applicable rules and regulations of the FCC/IC, OSHA, NFPA, EEOC, CEC/CSA and NEC. Specifically, Info-Hold agrees not to discriminate against any employee or applicant for employment because of race, creed, color, national origin or sex. The provisions of Executive Order No. 11246, as amended, are incorporated herein by reference.

2)	Info-Hold shall promptly notify NECII in writing of the commencement of any action, suit or proceeding and of the issuance of any order, writ, injunction award or decree of any court, agency of other governmental instrumentality naming or involving Info-Hold or any business conducted by Info-Hold in conjunction with the provision of systems under this Agreement.

3)	Info-Hold shall comply, to the extent applicable to the PRODUCT, with the certification registration requirements of the United States and Canada which are in effect and required as of the date of this Agreement for importation of the PRODUCT to such countries. Info-Hold should apply for Multiple Listing and product certification with each Agency under NEC’s name.

21.	General Provisions:

a)	Governing Laws and Jurisdictions: This Agreement shall be governed by and construed under the laws of the State of New York without regards to conflict of law provisions and excluding the U.N. Convention of the International Sale of Goods. The federal and state courts of Suffolk County, New York shall have exclusive jurisdiction to adjudicate any dispute arising out of this Agreement. NEC and PICAZO hereby expressly consent to (i) the personal jurisdiction of the federal and state courts within or having jurisdiction over Suffolk County, New York and (ii) service of process being effected upon it by registered mail sent to the address set forth at the beginning of this Agreement. Each of the parties waives trial by jury and the right to trial by jury in any and all actions or proceedings in any court between them or to which they may be parties, whether arising out of, under or by reason of this Agreement, or any acts or transactions, hereunder to the interpretation or validity thereof, or under, or by reason of any other contract, agreement, loan, or transaction of, any kind between them, or to which they may be parties, of any kind, nature, or description whatsoever.

b)	Entire Agreement: This Agreement, including any attached exhibits or agreements, sets forth the entire Agreement and understanding of the parities relating to the subject matter hereof and merges all prior discussions between them. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless set forth in writing, signed by officers of both parties.

c)	Notices: Any notice required or permitted by this Agreement will be in writing and will be sent by prepaid, registered or certified mail, return receipt requested or by overnight delivery service, addressed to the other party at the address shown at the beginning of this Agreement, to the attention of Director of Contracts Administration for NEC America, Inc. and The office of The President for Info-Hold, or at such other address for which such party gives notice hereunder. Such notice will be deemed effective on receipt.

d)	Force Majeure: Nonperformance of either party will be excused to the extent that performance is rendered impossible by strike, fire, flood, governmental acts or orders or restrictions, or any other reason where failure to perform is beyond the control and not caused by the negligence of the nonperforming party.

e)	Assignment and Binding Effect: Neither NECII nor Info-Hold may transfer or assign its rights or obligations under this Agreement without the prior written consent of the other party. Subject to the foregoing sentence, this Agreement will be binding upon and inure to the benefit of the parties hereto, their successors in interest and assigns.

f)	Independent Contractors: It is understood that both parties hereto are independent contractors engaged in the operation of their own businesses. Neither party hereto is to be considered the agent of the other party for any purpose whatsoever, and neither party has any authority to enter into any contracts or assume any obligations for the other party or make any warranties or representations for the other party.

g)	Partial Invalidity: If any provision of this Agreement is held to be invalid by a court of competent jurisdiction, then the remaining provisions will nevertheless remain in full force and effect.

h)	No Waiver: The failure of either party to enforce at any time and of the provisions of this Agreement, or the failure to require, at any time, performance by the other party of any of the provisions of this Agreement, will in no way be construed to be a present of future waiver of such provisions, not in any way affect the validity of either party to enforce each and every such provision thereafter.

i)	Counterparts: This Agreement may be executed in two or more counterparts, each of which will be deemed an original and all of which together will constitute one instrument.

INFOHOLD, INC. (“Info-Hold”)	NEC INFRONTIA, INC. (“NECII”)

/s/ Joey C. Hazenfield	/s/ Y. Shibayama
Signature	Signature

Joey C. Hazenfield	Y. Shibayama
Printed Name	Printed Name

President/CEO	SVP
Title	Title

Date: 6-7-2002	Date: 6/17/02

SCHEDULE A

PRODUCTS

NECII will OEM following products and services;

1. Protegé: This is a Music on Hold product which allows the users to communicate the on-hold messaging campaign or desired music to the callers when placed on Hold. This PRODUCT will interface with the NEC KTS and PBX products through Music on hold interface. The design of the product is based on Compact disc technology. Following are some of the major features;

•	Messages can be programmed on-site

•	Dated messages can be skipped

•	Allows you to build an accumulating library of messages

•	Built in memory will automatically reprogram the last played sequence in the event of power loss.

•	State-of-the-art digital sound quality.

2. Info-Link: This product includes all of the same features as the Protegé, but also provides:

•

Remote access from any Windows® compatible PC with internet access. It allows the end-user to access their message library and all message options (and scripts), including the ability to see what messages are playing at each location.

•

Remote programmability which allows the end-user to have control to send signals to the remote sites to select or deselect messages to be played from the on site library this product is primarily designed for multi location end users.

SERVICES

Info-Hold will provide service for customized Audio content and Production Services at initial release. This service will be based on a subscription between the end-user customer and Info-Hold.

Info-Hold shall pay a percentage of the subscription revenue, percentage to be negotiated at a later time, with NECII under the Joint Marketing Program as profits for all customers generated under this Agreement.

SCHEDULE B

PRICING

PRODUCT PRICING

All systems are fully configured and ready to plug in and use when shipped.

NECII will pay $210 for each system protege system ordered.

NECII will pay $260.00 for each link system ordered.

SUBSCRIPTION PRICING & REVENUE SHARING

The cost of subscription for customized audio contents is variable. This cost will be negotiated between the end user customer and Info-Hold. Info-Hold will provide NECII with six percent (6%) of gross revenues received from customers generated by subscription under this agreement. Info-Hold shall be responsible for accurately accounting for all such revenue and for forwarding the agreed upon portion (6%). Payment shall be made to NECII in quarterly installments, unless otherwise requested by NECII, beginning on the first day of the first new calendar quarter after the first such revenues are received by Info-Hold under this Agreement.

SCHEDULE C

NECII PACKAGING & LABELING REQUIREMENTS

Info-Hold will meet the specific packaging and labeling requirements. A Packaging document will be submitted to Info-Hold by NECII for the PRODUCT packaging and labeling.

SCHEDULE D

INSPECTION AND ACCEPTANCE STANDARDS

ACCEPTANCE STANDARDS:

The PRODUCT will be tested for following criteria for final acceptance;

1. Alpha test: In NECII labs – Following items will be tested;

a.	Integration with Electra Elite ® Key telephone system

b.	Audio quality

c.	Reliability

d.	Burn in and heat test

e.	Installation

f.	Documentation

2. Beta Test: The product will be tested in the field on live NEC system at enduser site.

3. Regulations : Verify all the US Canadian and South American regulatory requirements.

INSPECTION STANDARDS:

Sampling test is to be based on Zero Acceptance Number Sampling Plans using an AQL of 0.65% for “Major Defects” and 1.0% for “Minor Defects”.

The criteria for Major Defects are as follows:

(1)	1 or more scratch, crack, or other damaged on front face which is visible at 1m.

(2)	2 or more of the above visible at 50cm.

(3)	1 or more scratch, crack, or other damage on side, back, or top face which is visible at 1m.

(4)	Any excessive damage to the bottom of the unit, such as deep scratches, cracks which are separated, etc.

(5)	1 or more spots on the front, top, or side face with a diameter greater than 1.0mm.

(6)	2 or more spots on the front, top, or side face with 0.6<D<1.0mm.

(7)	3 or more spots on the front, top, or side face with 0.4<D<0.6mm.

(8)	5 or more spots on the front, top, or side face with 0.2<D<0.4mm.

(9)	Gaps greater than or equal to 1.0mm on the base or handset.

(10)	Base is not flat and rocks when placed on the surface plate.

(11)	Missing or incorrect indications .

(12)	Missing or incorrect, or loose screws which affect appearance, function, or safety.

(13)	Screws which have been damaged and cannot be removed using standard tools.

(14)	Any missing accessory (screws, AC adapter, function label, function cover, caution label, FCC and UL ID labels, etc).

(15)	Damaged power cord, which exposes conductors.

(16)	Functional defects.

The criteria for Minor Defects are as follows:

(1)	1 or more scratch, crack, or other damaged on front face which is visible at 50cm.

(2)	1 or 2 scratches, crack, or other damage on side, back, or top face which is visible at 50cm.

(3)	Multiple scratches, cracks, or other damage to the bottom of the base.

(4)	1 or more spots on the front, top, or side face with a diameter greater than 0.6<D<1.0mm.

(5)	2 or more spots on the front, top, or side face with 0.4<D<0.6mm.

(6)	3 or more spots on the front, top, or side face with 0.2<D<0.4mm.

(7)	5 or more spots on the front, top, or side face with D<0.2mm.

(8)	Missing, incorrect, or loose screws which do not affect appearance, function, or safety.

(9)	Screws which have been damaged but can be removed using standard tools.

(10)	Damaged power cord, which does not expose conductors.

SCHEDULE E

WARRANTY & OUT OF WARRANTY SERVICES AND Miscellaneous

1.	REPAIR: Like new condition

For products covered under Info-Hold’s three-year limited warranty, Info-Hold will provide NEC with replacement units that are in refurbished, “like new” condition. Units will be replaced on an advanced replacement basis in accordance with section 8b of this document.

2.	COST: Out of Warranty repair

After the expiration of three-year warranty period, Info-Hold will provide NECII with replacement units at 45% of NECIIs Cost.

3.	Warranties tracking method

INFOHOLD will provide a three-year warranty on the PRODUCT and will track that warranty by a bar-coded date on the back of the unit.

4.	Escalation for support calls

Info-Hold will have group of CSR’s designated to take second-level support calls from NEC Technical support group. The escalation for support call will be to Group leader and then to the Director of Installation and Support Services, and then to the Vice President of Client Services.

5.	Shipping Process

The standard sales and ordering process will be as follows:

1)	Info-Hold will receive an order, in the form of a PO, from NECII

2)	The Info-Hold inside sales representative for NECII will place the order in our systems and designate “standard UPS ground” as a default shipping method. If specified on PO a special shipping, i.e., over-night delivery, Info-Hold will designate shipping, and then charge NECII for shipping. In both cases, Info-Hold will pay the shipping, and then invoice NECII for the actual shipping amount;

3)	The order will contain the following information: ship-to address, bill-to address, shipping method, customer contact information for custom productions, and a list of products ordered;

4)	An invoice and packing slip will be generated, the invoice being sent to NECII, and the packing slip being placed in the shipping box;

5)	The product will be shipped to the customer or designated location.

6)	Info-Hold will provide NECII with a weekly summary of all product shipments. Our longer-term strategy is to have a designated web page for NEC M so that NECII can log onto Info-Hold web site and check the status, in a near real-time basis, for all orders. A contact person will be designated at NECII to receive the weekly shipment reports.

7)	RMA process : Info-Hold will troubleshoot the problem with NECII, and if there is a defective part, Info-Hold we will give NEC an RMA number. NEC will box up the unit, place the RMA number on the unit, and ship it back to Info-Hold. Once Info-Hold receives the unit, a new unit will be shipped to NECII.

8)	Packaging and labeling process : Info-Hold will meet the packaging specification provided by NECII. NECII will provide Info-Hold with labels in lots of 1,000, and Info-Hold will place the NEC label on the shipping box, an NEC label on the front of the unit, and an NEC label on the back of the unit.

9)	Contents of shipping box : The box will contain the following: the box will include a User’s guide, an end user license agreement for Custom message’s all necessary cords for the dealer to install the system a starter disc with pre-recorded messages to allow the end user to enable the system at time of install and to use these music and message tracks until the customer’s custom tracks are produced and protégé system complete with remote for und user programming of the desired tracks on the protégé message system.

SCHEDULE F

CONFIDENTIALITY AGREEMENT

AGREEMENT FOR USE AND NONDISCLOSURE

OF CONFIDENTIAL AND/OR PROPRIETARY INFORMATION

THIS AGREEMENT, effective as of this 4th day of June 2002, by and between NEC INFRONTIA, INC. (hereinafter “NECII”), and Info-Hold, Inc. (hereinafter “Company”), is intended to preserve the confidentiality and/or proprietary status of information to be disclosed or exchanged between NECII and Company concerning OEM Distribution Agreement for Company (hereinafter “the PRODUCT”).

NECII may disclose to representatives of COMPANY confidential, trade secret, and/or proprietary information concerning hardware and/or software components, functions and features of the PRODUCT. COMPANY may likewise disclose to NECII certain confidential and/or proprietary information for use by NECII in developing the PRODUCT. COMPANY and NECII acknowledge that neither would disclose such information to the other unless the other agreed to maintain such information in confidence.

NOW, THEREFORE, in reliance upon and in consideration of the following undertakings and the mutual benefits to be derived therefrom, NECII and COMPANY agree as follows:

1.	“Confidential Information” as used herein shall mean various trade secrets, proprietary NECII and COMPANY technical data, technical experience, and other confidential information, including (but not limited to) design, features, and functions of the PRODUCT, materials and manufacturing processes, software and firmware computer programs, patterns, devices, inventions, compilations of information, records and specifications, and business methods and techniques which are owned by the disclosing party. “Confidential Information” includes the above-stated types of information, whether provided by the disclosing party in written or verbal form, or as data recorded in any machine-readable medium or form, provided, that:

(a)	written Confidential Information will be stamped or labeled “[Disclosing Party] Confidential” (or words of similar connotation) at the time it is provided,

(b)	verbal information will be identified as Confidential Information by the disclosing party at the time it is provided, and

(c)	data recorded in any machine-readable medium will be identified by the disclosing party at the time it is provided, by the use of (i) a label affixed to the medium or (ii) a display which appears on the output of a terminal, printout or other method used to translate machine-readable information into information discernable by human beings, in such a way that the Confidential Information cannot be accessed without such notice first having appeared.

A disclosing party which fails to identify disclosed information as “Confidential Information” at the time of disclosure may subsequently identify such information as “Confidential Information”, on a prospective basis, by giving written notice to the receiving party. Notwithstanding anything contained herein to the contrary, the receiving party shall not be liable for any consequences of its use of such information, including (but not limited to) the receiving party’s release of such information to the public, prior to the time of receiving such written notice.

2.	Each party agrees to use Confidential Information received from the other only for purposes of: (a) the development of the PRODUCT, (b) determining whether to enter into a mutual business relationship concerning the PRODUCT, or (c) other purposes identified and mutually agreed upon.

3.	NECII and COMPANY agree not to reveal the other’s Confidential Information to any third party, nor to reveal the contents of this Agreement to any third party, without the other’s prior written consent. As a condition of granting such consent, the other party may require the third party to execute an agreement in substantially the same form as this agreement.

4.	Unless prior written consent is obtained, NECII and COMPANY agree to disclose Confidential Information received from one another only to representatives, officers, employees or agents of the receiving party who have a “need to know” such Confidential Information for the purposes set forth in Section 2 above.

5.	Whenever NECII or COMPANY generates an internal work product containing the other’s Confidential Information (including, but not limited to: notes, extracts, paraphrased text and references from which the substance of the Confidential Information may be implied or otherwise understood), all tangible forms of that work product will have any page which contains the other’s Confidential Information labeled “NEC America Confidential” or “COMPANY Confidential”, as appropriate. The Confidential Information contained in such work product will be handled in the same manner, and shall be as fully governed by the terms of this Agreement, as the original version of such Confidential Information.

For purposes of this Paragraph, an “internal work product” includes any “hard copy”, “printout” or other transfer of all or portions of Confidential Information into a medium and form discernable by human beings. It shall be the responsibility of the receiving party to insure that the medium to which such transfers might be made will, by “hand stamping” or other appropriate method, contain notices concerning the Confidential Information in the form described in Paragraph 5 above.

6.	Except for internal distribution on a “need to know” basis as set forth in Paragraph 4 above, for the purposes set forth in Paragraph 2 above, NECII and COMPANY agree not to copy or otherwise reproduce any written Confidential Information without the express prior written consent of the disclosing party. In any event, all such Confidential Information and copies thereof shall remain the sole property of the disclosing party, and all copies (including internal copies) shall be promptly returned to the disclosing party when: (a) the receiving party’s need for it has expired, or (b) upon the disclosing party’s request.

7.	NECII and COMPANY shall comply, and do all things necessary to enable the other to comply, with all applicable Federal, State and local laws, regulations and ordinances, including but not limited to, the Regulations of the United States Department of Commerce relating to the Export of Technical Data, insofar as they may relate to the activities to be performed by the parties. NECII and COMPANY agree to obtain any and all required government documents and approvals prior to the exportation of any Confidential Information which includes such technical data disclosed by the other.

8.	Both NECII and COMPANY shall provide the same type and degree of care to prevent disclosure or unauthorized use of the other party’s Confidential Information as they would provide to protect their own confidential information. As a minimum requirement, NECII and COMPANY shall retain each other’s Confidential Information in one or more secure places with access limited only to their respective representatives, officers, employees or agents who have a “need to know” such Confidential Information for the purposes set forth in Paragraph 2 herein.

9.	Notwithstanding the definition contained in Section 1 herein, the term “Confidential Information” does not include information which:

(a)	has been published by the disclosing party or is otherwise in the public domain through no fault of the receiving party;

(b)	is properly within the legitimate possession of the receiving party prior to its disclosure hereunder and without any obligation of confidence;

(c)	after disclosure, is lawfully received by the receiving party from a third party having rights in such Confidential Information and such third party was not restricted from disclosing the information to the receiving party hereunder;

(d)	is independently developed by the receiving party through persons who have not had access to, or knowledge of, the Confidential Information; or

(e)	is approved for disclosure by the owner of the Confidential Information, in writing, prior to its disclosure.

10.	Notwithstanding any other provision of this Agreement, disclosure of Confidential Information shall not be precluded if such disclosure is in response to a valid order of a court or other governmental body or is otherwise required by law; provided, however, that the responding party first shall have given notice to the other party hereto and shall have, as appropriate:

(a)	fully cooperated in the other party’s attempt to obtain a “protective order” from the appropriate court or other governmental body, or

(b)	attempted to classify such documents to prevent access by the public, in accordance with the provisions of the federal Freedom of Information Act (“FOIA”) or similar State statutes.

11.	No license or immunity is granted under this Agreement by either party to the other, directly or by implication, estoppel, or otherwise, under any patents, copyrights, trademarks, service marks, or trade secrets. None of the Confidential Information which may be disclosed shall constitute any representation, warranty, assurance or guaranty by either party to the other with respect to the infringement of patents or other rights of others.

12.   (a)    Because monetary damages are difficult to ascertain and would be inadequate as a remedy for NECII in the event that COMPANY were to violate the terms of this Agreement, COMPANY agrees that NECII may seek to obtain an injunction to prevent unauthorized use or disclosure of Confidential Information by COMPANY, in addition to any other legal or equitable remedies which may be available to NECII. COMPANY further agrees to indemnify and hold harmless NECII from any and all foreseeable loss or liability to third parties which may result from the unauthorized disclosure by COMPANY of the Confidential Information.

(b)	In the event that NECII is the prevailing party in any court action or other proceeding to enforce or arising from the provisions of this agreement, COMPANY hereby agrees that NECII may recover the costs therein incurred by NECII, including but not limited to reasonable attorneys’ fees. For these purposes, NECII will be deemed to be the prevailing party if a restraining order, injunction or judgment for declaratory relief or for damages or other legal or equitable relief is entered in its favor on some or all of its claims.

13.	The receiving party agrees to obtain prior written confirmation from the disclosing party as to whether or not particular information is Confidential Information prior to disclosure of such information, if the receiving party is uncertain as to the nature of such particular information.

14.	The confidentiality obligations set forth in this agreement shall terminate three years after execution of this agreement. The remaining portions of this agreement shall remain effective after such date. In the event that any portion of this Agreement shall be ruled invalid by a court of competent jurisdiction, the remaining portions shall be deemed valid and in effect, and interpreted as if the invalid portion had never been a part hereof.

15.	This Agreement cannot be amended, nor its provisions waived, except by a writing signed by officers of NECII and COMPANY.

16.   (a)   This Agreement shall be governed by the laws of the State of Connecticut. There are no other understandings, agreements or representations, express or implied, between NECII and COMPANY regarding the subject of this Agreement.

(b)	COMPANY hereby agrees that any dispute arising from the provisions of this or any other agreement between the parties may be litigated in the courts of the State of Connecticut and COMPANY accordingly hereby consents to submit to the jurisdiction of such courts and expressly waives any objections or defenses based upon lack of personal jurisdiction or venue.

IN WITNESS WHEREOF, NECII and COMPANY have executed this Agreement through their duly authorized representatives as of the day first written above.

INFO-HOLD, INC.

By:	/s/ Joey C. Hazenfield
Title:	President/CEO

NEC INFRONTIA, INC.

By:	/s/ Y. Shibayama	6/17/02
Title:	SVP